EXHIBIT 12.4

                  SOUTHWESTERN ELECTRIC POWER COMPANY
                  RATIO OF EARNINGS TO FIXED CHARGES
              FOR THE TWELVE MONTHS ENDED MARCH 31, 1995
                       (Thousands except Ratio)
                              (Unaudited)


Operating Income                                            $147,689

Adjustments:
  Federal and state income taxes                              21,677
  Provision for deferred Federal and
    state income taxes                                        22,183
  Deferred investment tax credits                             (4,246)
  Other income and deductions                                    703
  Allowance for borrowed and equity funds
    used during construction                                   2,697
  Interest portion of financing leases                         2,141

        Earnings                                            $192,844


Fixed Charges:
  Interest on long-term debt                                 $43,903
  Amortization of debt issuance cost                           3,558
  Other interest                                               5,278
  Interest portion of financing leases                         2,141

        Fixed Charges                                       $ 54,880


Ratio of Earnings to Fixed Charges                              3.51